Exhibit 99.1

THUNDER MOUNTAIN GOLD, INC. 11770 W. President Dr., Ste. F Tel: (208) 658-1037 Boise, Idaho 83713 Fax: (208) 322-5626

OTCQB:  THMG                                                                                                                  TSX-V:  THM

News Release

THUNDER MOUNTAIN GOLD APPOINTS

 MR. RALPH NOYES TO ITS BOARD

Boise, Idaho – April 16, 2015 - Thunder Mountain Gold, Inc. (the “Company” or “Thunder Mountain”) (TSX-V: THM; OTCQB: THMG) is pleased to announce that the Board of Directors has appointed Mr. Ralph Noyes as a director of Thunder Mountain Gold.

Mr. Noyes’ broad experience ranges from underground mine geologist to Vice President of Metal Mining for Hecla Mining Co. (NYSE-HL), involved in operations, exploration, new mine development and mergers and acquisitions.  As Chairman and CEO of Consolidated Silver Corp. in 1995 he acquired the purchase rights to several underground silver mines in Mexico, which continue to operate today as part of other public companies.  In 1998 and 1999, he was Project Manager for Behre Dolbear and was the independent engineer for the expansion of the Stillwater platinum-palladium Mine.  In 1999 he joined Soloman Smith Barney as a financial advisor, tailoring his practice to serving executives in the mining industry as well as small business owners.  He retired from the financial services industry in 2014 as Associate Vice President Investments with Wells Fargo Advisors.

“Ralph brings a wealth of public company experience and mining industry knowledge to our Board”, commented Eric Jones, Thunder Mountain Gold President and CEO. “His addition to our Board will provide a strong, independent voice for shareholders and we will benefit from his financial strength. I am grateful that he has joined us.”

Mr. Noyes began his career as an underground mine geologist in the famous lead-zinc-silver mining districts of Darwin, California and Leadville, Colorado.  After moving into production management, he became Mine Manager for Day Mines at the Knob Hill Mine in Republic, Washington where he and his staff designed the program that discovered and put into production the Golden Promise Veins, which produced nearly 1,000,000 ounces of gold.  In 1983 he became Mine Manger for Hecla Mining Company at its flagship Lucky Friday Mine.  As Manager of Mines for Hecla, he was able to repeat the Republic team success story by discovering the Gold Hunter Veins at the Lucky Friday Mine and putting them in to production.  As Vice President-Metal Mining with Hecla, he led the teams that built and successfully operated the La Choya open pit gold mine in Sonora Mexico, and acquired Equinox Resources for the eventual development of the Rosebud Mine in Nevada.

Mr. Noyes graduated with a Bachelor of Science degree in Geology, with a focus on economic geology and exploration during undergraduate and graduate school at Michigan Technological University. He completed post graduate courses in management and strategy from the University of Michigan, Wharton School of Business and completed the Stanford Executive Program at Stanford University in 1992.

Mr. Noyes has previously served on the boards of the Northwest Mining Association, the Idaho Mining Association, the Board of Advisors to University of Idaho College of Mines and Earth Resources, and the Western States Public Lands Coalition, as well as numerous junior mining companies.

Mr. Noyes currently resides near Coeur d`Alene, Idaho.

About Thunder Mountain Gold, Inc.

Thunder Mountain Gold, a junior gold and silver exploration company founded in 1935, holds a 100% interest in several U.S. gold projects. The Company’s principal assets are The South Mountain Project – a historic former producer of gold, silver, zinc, lead, and copper, located in southern Idaho, just north of the Nevada border, and their Trout Creek Project – a grass roots gold target in the Eureka-Battle Mountain trend of central Nevada, currently under Joint Exploration Agreement with Newmont Gold.  For more information on Thunder Mountain Gold, and Mr. Noyes, please visit the Company’s website at www.Thundermountaingold.com.

Forward-Looking Statements

This press release contains forward-looking statements that are based on the beliefs of management and reflect the Company's current expectations. The forward-looking statements are based on certain assumptions, which could change materially in the future. By their nature, forward-looking information involves known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking information. There can be no assurance that forward-looking information will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements. Accordingly, investors should not place undue reliance on forward-looking information. Forward-looking information is provided as of the date of this press release, and the Company assumes no obligation to update or revise them to reflect new events or circumstances, except as required in accordance with applicable laws.

Cautionary Note to Investors

Neither the TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.  The United States Securities and Exchange Commission (“SEC”) permits mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can economically and legally extract or produce.

For further information, please contact:

Thunder Mountain Gold, Inc.

Eric Jones

Jim Collord

President and Chief Executive Officer

Chief Operating Officer

eric@thundermountaingold.com

jim@thundermountaingold.com

Tel: (208) 658-1037

Tel: (208) 658-1037